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                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Keith Companies, Inc.:

    We consent to incorporation by reference in the registration statement (No. 333-61312) on Form S-8 of The Keith Companies, Inc. of our report dated February 8, 2002, except as to Note 17, which is as of February 28, 2002, relating to the consolidated balance sheets of The Keith Companies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of The Keith Companies, Inc.

                                    KPMG LLP

Orange County, California
March 28, 2002